MICRO WAREHOUSE, INC.

                             1994 STOCK OPTION PLAN

      1. Purpose. The purpose of this 1994 Stock Option Plan (the "1994 Plan") is to secure for Micro Warehouse, Inc., a Delaware corporation (the "Company"), and its shareholders the benefits arising from capital stock ownership by employees, directors and consultants of the Company and any subsidiaries who will be responsible for the Company's future by stimulating their efforts on behalf of the Company's further growth and continued success.

      2. Shares Subject to the 1994 Plan. Subject to adjustment, as provided in paragraph 10, the stock to be offered under the 1994 Plan shall consist of shares of the Company's Common Stock ("Stock"), and the number of shares of Stock that may be issued upon exercise of all options granted under the 1994 Plan shall not exceed in the aggregate 6,000,000 shares; however, the maximum number of shares underlying an option grant shall not exceed 500,000 in any one year to any individual. Such shares may be authorized and unissued shares or may be treasury shares. If an option granted under the 1994 Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available under the 1994 Plan. Stock issued under the 1994 Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board of Directors of the Company ("the Board") or a Committee of the Board (the "Committee") as determined under paragraph 4 hereinbelow.

      3. Effective Date and Duration of the 1994 Plan.

            (a) Effective Date. The 1994 Plan shall become effective when adopted by the Board or the Committee, but no option granted under the 1994 Plan shall be exercised prior to the approval of the 1994 Plan by the holders of at least a majority of the outstanding shares of capital stock of the Company voting thereon. Subject to this limitation, options may be granted at any time after the effective date and before termination of the 1994 Plan.

            (b) Duration. The 1994 Plan shall continue in effect until, in the aggregate, options have been granted and exercised with respect to all of the shares available under the 1994 Plan as set forth in paragraph 2, subject to any adjustments herein; provided, however, that unless sooner terminated by action of the Board or the Committee, the 1994 Plan shall terminate on, and no options shall be granted on or after, the tenth (10th) anniversary of the effective date. The Board or the Committee shall have the right to suspend or terminate the 1994 Plan at any time except with respect to options then outstanding under the 1994 Plan.

      4. Administration.

      The 1994 Plan shall at all times be administered in accordance with the regulations of Rule 16b-3 of the Securities and Exchange Act of 1934 as amended by the Securities and Exchange Commission release No. 34-37260. The 1994 Plan may be administered by the Board of Directors or by a Committee of two or more "non-employee directors". The Board or the Committee shall determine and designate, from time to time the employees, directors and consultants to whom options shall be granted and the number of shares to be covered by each option, the option price, the period of each option, and the time or times at which options may be exercised. Subject to the provisions of the 1994 Plan, the Board or the Committee may, from time to time, adopt rules and regulation relating to administration of the 1994 Plan and make all other determinations in the judgment of the Board or the Committee necessary or desirable for the administration of the 1994 Plan. The interpretation and construction of the provisions of the 1994 Plan and stock option agreements implemented thereunder by the Board or the Committee shall be final and conclusive. The Board or the Committee may correct any defect or supply any omission or reconcile any inconsistency in the 1994 Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the 1994 Plan into effect and it shall be the sole and final judge of such expediency.

      5. Grants, Awards and Sales.

            (a) Type of Security. The Board or the Committee may, from time to time, take the following action, separately or in combination, under the 1994
Plan: (i) grant Incentive Stock Options, as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 5(b); and (ii) grant options other than Incentive Stock Options (herein "Nonstatutory Stock Options") as provided in paragraph 5(c). The Board or the Committee shall specify the action taken with respect to each optionee granted any option under the 1994 Plan, and shall specifically designate each option granted under the 1994 Plan as an Incentive Stock Option or Nonstatutory Stock Option.

            (b) Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

                  (i) In no event shall the aggregate fair market value (determined at the time such options are granted) of the Stock with respect to which the employee's Incentive Stock Options first become exercisable during any calendar year under the 1994 Plan or under any other incentive stock option plan (within the meaning of Section 422A of the Code) of the Company or a subsidiary or parent corporation of the Company exceed $100,000.

                  (ii) An Incentive Stock Option may be granted under the 1994 Plan to an employee possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least one hundred ten percent (110%) of the fair market value of the Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of ten (10) years from the date it is granted.

                  (iii) Incentive Stock Options may be granted under the 1994 Plan only to employees of the Company or any parent or subsidiary of the Company. Except as provided in paragraph 9, no Incentive Stock Options granted under the 1994 Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any parent or subsidiary of the Company and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability shall not be deemed an interruption of employment for this purpose, except under rules prescribed by the Board or Committee in its discretion.

                  (iv) Subject to paragraphs 5(b)(ii) and 5(b)(iii), Incentive Stock Options granted under the 1994 Plan shall continue in effect for the period fixed by the Board or the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted.

                  (v) The option price per share shall be determined by the Board or the Committee at the time of grant. Except as provided in paragraph 5(b)(ii), the option price shall not be less than one hundred percent (100%) of the fair market value of the shares covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares covered by an Incentive Stock Option shall be determined by the Board or the Committee.

                  (vi) Stock acquired upon exercise of the Incentive Stock Options shall not be disposed of: [1] within two (2) years following the date the option was granted and [2] within one (1) year following the date the Stock is transferred to the employee.

            (c) Nonstatutory Stock Options. Nonstatutory Stock Options shall be subject to the following terms and conditions:

                  (i) Nonstatutory Stock Options may be granted under the 1994 Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. Nonstatutory Stock Options granted under the 1994 Plan shall continue in effect for the period fixed by the Board or the Committee, except that a Nonstatutory Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted.

                  (ii) The option price per share shall be determined by the Board or Committee at the time of grant. The option price may be more or less than or equal to the fair market value of the shares covered by the Nonstatutory Stock Option on the date the option is granted, provided that in no event shall the exercise price be less than eighty-five percent (85%) of the fair market value on such date. The fair market value of the shares covered by a Nonstatutory Stock Option shall be determined by the Board or the Committee.

            (d) Long Term Incentive Compensation Plan. Options may be granted under the Company's long Term Incentive Compensation Plan to certain key executives of the Company. The number of option grants is determined in advance on the basis of the Company's earnings per share, earnings before interest and taxes and revenue target levels, subject to amendment by the Board or Committee.

      6. Exercise of Options. Except as provided in paragraph 8, options granted under the 1994 Plan may be exercised from time to time over the period stated in each option agreement in such amounts and at such times as shall be prescribed by the Board or the Committee, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board or the Committee at the date of grant, if the optionee does not exercise an option in any one (1) year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may exercise an option as to those shares in any subsequent year during the term of the option.

      7. Nontransferability.

            (a) Options. Each option granted under the 1994 Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except that options may be assigned or transferred as follows to: members of the optionee's immediate family intended to include parents, spouse, children or grandchildren; or trusts, family partnerships, or other like entities provided that all of the beneficiaries of the same are members of said immediate family, or to any person or entity by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death. In all events, the transferrees' rights with respect to any such option shall be subject to and fully governed by the provisions of the Plan and any provisions which would have affected any transferred options had the same not been transferred shall, pari passu, govern said options. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this 1994 Plan or of any right or privilege conferred hereby or hereunder contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby or hereunder, such option relating thereto shall thereupon terminate and become null and void. In all events, each such option by its terms shall be exercisable by either the optionees or transferrees permitted hereinabove.

            (b) Stock. Stock issued upon exercise of an option may have, in addition to restrictions on transfer imposed by law, such restrictions on transfer as may be determined by the Board or the Committee.

      8. Termination of Employment or Death.

            (a) In the event the employment by or affiliation with the Company or any parent or subsidiary of the Company by an optionee is terminated by retirement or for any reason, voluntarily or involuntarily, with or without cause, other than in the circumstances specified in the subparagraph (b) below, any option held by such optionee may be exercised at any time prior to its expiration date or the expiration of three (3) months after the date of such termination of employment (or affiliation), whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of such termination. With reference to Nonstatutory Stock Options, the Board or the Committee may, in its discretion, extend the three (3) month period any length of time not later than the expiration date of the option, subject to such terms and conditions as the Board or the Committee may determine.

            (b) In the event an optionee's employment by or affiliation with the Company or any parent or subsidiary of the Company is terminated because of death or permanent disability ("permanent disability" is defined as an illness which will prevent an optionee from performing his duties for a continuous period of six months), any and all Incentive Stock Options and/or Nonstatutory Stock Options held by such optionee shall immediately vest and become exercisable. If an optionee's employment by or affiliation with the Company is terminated by death, any option held by the optionee shall be exercisable only by the person or persons to whom such optionee's rights under such option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death. Any option governed by this subparagraph must be exercised prior to the earlier of the expiration of twelve (12) months from the date of disability or death or the expiration of the option; provided, however, in the event optionee's employment or affiliation with the Company is terminated because of death or permanent disability, the Board or the Committee may, in its discretion, extend the twelve
(12) month period any length of time not later than the expiration date of the option, subject to such terms and conditions as the Board or the Committee may determine.

            (c) To the extent an option held by any deceased optionee or by any optionee whose employment or affiliation with the Company is terminated shall not have been exercised within the limited periods provided above, all further rights to purchase shares pursuant to such option and all other rights relating to such option shall cease and terminate at the expiration of such periods.

      9. Purchase of Shares Pursuant to Option. Shares may be purchased or acquired pursuant to an option granted under the 1994 Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, which shall not be more than thirty (30) days after receipt of the notice and, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless otherwise approved, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company for the full purchase price for such shares in cash (including cash which may be the proceeds of a loan from the Company), in shares of Common Stock of the Company previously acquired valued at fair market value as determined by the Board or the Committee, or in any combination of cash and such shares of Common Stock of the Company. No shares shall be issued until full payment therefor has been made. Each optionee who has exercised an option shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares with respect to which the option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand.

      10. Changes in Capital Structure. In the event that the outstanding shares of Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board or the Committee in the number and kind of shares issuable upon exercise of outstanding options, for which options may be granted under the 1994 Plan. In addition, the Board or the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof when unexercised, shall be exercisable, to the end that each optionee's proportionate interest shall be maintained as before the occurrence of such event. The Board or the Committee shall have no obligation to effect any adjustment which would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board or the Committee. Any such adjustment made by the Board or the Committee shall be conclusive. In the event of dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, in lieu of providing for options or Stock subject to restrictions as described above in this paragraph 10, the Board or the Committee may, in its sole discretion, (i) provide a thirty
(30) day period immediately prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability, except as limited by paragraph 5(b)(i) of the 1994 Plan, and
(ii) waive or modify any such restrictions.

      11. Corporate Mergers, Acquisitions, Etc. The Board or the Committee may also grant options having terms, conditions and provisions which vary from those specified in this 1994 Plan provided that any options granted pursuant to this section are granted in substitution for, or in connection with the assumption of, existing options or Stock issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

      12. Amendment of 1994 Plan. The Board or the Committee may, at any time and from time to time, modify or amend the 1994 Plan in such respects as it shall deem advisable because of changes in the law while the 1994 Plan is in effect or for any other reason. Except as provided in paragraph 10, however, no change in a option already granted shall be made without the written consent of the holder of such option. Furthermore, unless approved at an annual meeting or a special meeting by the holders of at least a majority of the votes cast, no amendment or change shall be made in the 1994 Plan (i) increasing the total number of shares which may be purchased under the 1994 Plan, (ii) changing the minimum purchase prices specified in the 1994 Plan, or (iii) increasing the maximum option periods.

      13. Approvals. The obligations of the Company under the 1994 Plan shall be subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter. The Company will use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange in which the Company's shares may then be listed, in connection with the granting of any option under the 1994 Plan, the issuance or sale of any shares purchased upon exercise of any option under the 1994 Plan or the listing of such shares on said exchange. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Stock under the 1994 Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal securities laws.

      14. Employment Rights. Nothing in the 1994 Plan or any option or Stock granted pursuant to the 1994 Plan shall confer upon (i) any employee any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary of the Company by whom such employee is employed to terminate such employee's employment at any time, with or without cause, or to increase or decrease such employee's compensation, or (ii) any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company.

      15. Rights as a Stockholder. The holder of an option shall have no rights as a stockholder with respect to any shares covered by any option agreement until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the 1994 Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.